Filed Pursuant to Rule 424(b)(2)
Registration No: 333-155654

PROSPECTUS

Dividend Reinvestment and Stock Purchase Plan

We are pleased to continue the Crescent Banking Company Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The Plan has two components: a dividend reinvestment component and a direct stock purchase component. The dividend reinvestment component provides our shareholders with an easy and economical way to designate all of the cash dividends on their shares of our common stock for reinvestment in additional shares of our common stock. The direct stock purchase component permits our shareholders and new investors to purchase shares of our common stock in an inexpensive and convenient manner. This prospectus makes certain amendments to our existing Direct Stock Purchase and Dividend Reinvestment Plan. If you are currently enrolled in our existing Direct Stock Purchase and Dividend Reinvestment Plan, you will be automatically enrolled in the amended Plan.

The Plan holds shares of our common stock, which is listed on the Nasdaq Capital Market under the symbol “CSNT.” On December 9, 2008, the closing price of our common stock was $7.60 per share.

Key features of the Plan are that you can:

•	enroll in the Plan for free, even if you are not a current shareholder;

•	purchase shares through the Plan without a personal broker;

•	automatically reinvest all of your cash dividends in additional shares of our common stock;

•	purchase additional shares at any time through optional cash investments of as little as $50 per month or as much as $2,500 per month;

•	transfer your shares easily; and

•	own and transfer your shares without holding or delivering paper certificates.

This prospectus relates to 300,000 shares of our common stock, par value $1.00 per share, to be offered for purchase under the Plan.

Investing in our common stock involves a number of risks. You should carefully consider the risks discussed in this prospectus, including, without limitation, in Question 34, in “Special Cautionary Notice Regarding Forward-Looking Statements,” and in our filings with the Securities and Exchange Commission before enrolling in the Plan.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

These securities do not represent deposits, savings accounts or other obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

The date of this prospectus is December 12, 2008.

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS

Please read this prospectus carefully. If you own shares now, or if you decide to buy shares in the future, then please keep this prospectus with your permanent investment records, since it contains important information about the Plan.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

In this prospectus, the words “the Company,” “Crescent,” “we,” “us” and “our” refer to the combined entities of Crescent Banking Company and its subsidiaries, including Crescent Bank and Trust Company, unless otherwise indicated or the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

You can obtain additional information about us or about the Plan by contacting the plan administrator, Crescent Bank & Trust Company, at (678) 454-2266. You can also obtain, by written request to Crescent Bank & Trust Company, 7 Caring Way, Jasper, Georgia 30143, Attention: Shareholder Services, copies of any information or materials referred to or described in this prospectus.

In addition, we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, the “SEC.” Our filings with the SEC are available to the public over the Internet at the SEC’s website at www.sec.gov. You may read and copy any document that we file with the SEC at the SEC’s public reference facilities at the following address:

Public Reference Room

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Room of the SEC at the address above. Please call (800) SEC-0330 for further information on the operations of the public reference facilities.

(i)

We also maintain an Internet website at www.crescentbank.com, which contains information relating to us and our business. We are not incorporating the information on our website into this prospectus, and our website and the information appearing on our website are not a part of this prospectus.

INCORPORATION OF INFORMATION

WE FILE WITH THE SEC

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that Crescent files later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus. Crescent incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

(a)	Annual Report on Form 10-K for the year ended December 31, 2007;

(b)	Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2008; and

(c)	the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on December 1, 1998, as it may be amended from time to time.

We are also incorporating by reference any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus, in each case except to the extent that all or any portion of such filing is “furnished” rather than “filed” by us with the SEC for purposes of Section 18 of the Exchange Act, or otherwise. You may request a free copy of any documents referred to above, including exhibits specifically incorporated by reference in those documents, upon written or oral request to the Secretary of the Company at the following address:

Crescent Banking Company

7 Caring Way

Jasper, Georgia 30143

Telephone: (678) 454-2266

Attention: Shareholder Services

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SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Certain of the statements made or incorporated by reference in this prospectus may constitute “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act.

Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, targets, expectations, anticipations, assumptions, estimates, intentions and future performance, and involve known and unknown risks, uncertainties and other factors, many of which may be beyond our control, and which may cause the actual results, performance or achievements of the Company, or the commercial banking industry or economy generally, to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

All statements other than statements of historical fact are statements that may be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “target,” “point to,” “project,” “predict,” “could,” “intend,” “target,” “potential,” and other similar words and expressions of the future or otherwise regarding the outlook for the Company’s future business and financial performance and/or the performance of the commercial banking industry and economy generally. These forward-looking statements may not be realized due to a variety of factors, including, without limitation:

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the effects of economic and business conditions, including, without limitation, the recent and dramatic deterioration of the subprime, mortgage, credit and liquidity markets, as well as the Federal Reserve’s actions with respect to interest rates, all of which have contributed to the recent compression in the Company’s net interest margin and the Company’s net losses and may cause further compression in future periods;

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governmental monetary and fiscal policies, as well as legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and governmental intervention in the U.S. financial system, as well as changes affecting financial institutions’ ability to lend and otherwise do business with consumers;

•	the imposition of enforcement order orders, capital directives or other enforcement action by our regulators;

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the risks of changes in interest rates and the yield curve on the levels, composition and costs of deposits, loan demand, and the values of loan collateral, securities, and interest rate sensitive assets and liabilities;

•	credit risks of borrowers, including, without limitation, an increase in those risks as a result of changing economic conditions;

•	the risk that one or more of a small number of borrowers to whom we have made substantial loans are unable to make payments on those loans;

•	risks related to loans secured by real estate, including the risk that changes in the real estate markets might cause decreases in the value and marketability of collateral;

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the Company’s ability to originate loans and build and manage its assets with a tolerable level of credit risk, and to adopt, maintain and implement policies and procedures designed to identify, address and protect against losses resulting from any such risks;

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increases in the Company’s non-performing assets (whether as part of non-accrual loans or other real estate owned), or the Company’s inability to recover or absorb losses created by such non-performing assets;

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the effects of competition from a wide variety of local, regional, national, and other providers of financial, investment, mortgage and insurance services, including, without limitation, the effects of interest rates and products that the Company may elect to provide in the face of such competition, which could negatively affect net interest margin and other important financial measures at the Company;

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the failure of assumptions underlying the establishment of allowances for loan losses and other estimates, or dramatic changes in those underlying assumptions or judgments in future periods, that, in either case, render the allowance for loan losses inadequate or require that further provisions for loan losses be made, or that render us unable to timely and favorably identify and resolve credit quality issues as they arise;

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the increased expenses associated with our efforts to address credit quality issues, including expenses related to hiring additional personnel or retaining third party firms to perform credit quality reviews;

•	the Company’s ability to maintain adequate liquidity to fund its operations and implement its business plan;

•	the inability of the Company to raise capital to fund our operations, particularly the origination of new loans, the support of our continued growth and branching and other strategic initiatives;

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the risks of divestitures, including, without limitation, the related time and costs of implementing such transactions and the possible failure to achieve expected gains, revenue growth or expense savings from such transactions;

•	changes in accounting policies, rules and practices;

•	changes in technology and/or products that may be more difficult or costly, or less effective, than anticipated;

•	the effects of war or other conflict, acts of terrorism or other catastrophic events that affect general economic conditions; and

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other factors and other information contained in this report and in other reports and filings that the Company makes with the SEC under the Exchange Act, including, without limitation, those factors described in such reports and filings under the caption entitled “Risk Factors.”

All written or oral forward-looking statements that are made by or are attributable to us are expressly qualified in their entirety by this cautionary notice. You should not place undue reliance on any forward-looking statements, since those statements speak only as of the date that they are made. We have no obligation and do not undertake to publicly update, revise or correct any of the forward-looking statements after the date of this prospectus, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise, except as may otherwise be required by law.

CRESCENT BANKING COMPANY

The following is a very brief summary of our business. It does not contain all of the information that may be important to you. Before you decide to participate in the Plan or purchase shares of our common stock, you should read carefully this entire prospectus and any other information we refer to in, or incorporated by reference into, this prospectus.

Crescent is a Georgia corporation that is registered as a bank holding company with the Board of Governors of the Federal Reserve System under the Federal Bank Holding Company Act of 1956, as amended, and with the Georgia Department of Banking and Finance under the Financial Institutions Code of Georgia, as amended. We were incorporated on November 19, 1991 to become the parent holding company of the Crescent Bank and Trust Company (the “Bank”).

We currently conduct our traditional commercial banking operations through Crescent Bank. The Bank is a Georgia banking corporation that was founded in August 1989. The Bank is a member of the Federal Deposit Insurance Corporation (the “FDIC”). The Bank’s deposits are insured by Deposit Insurance Fund. The Bank is also a member of the Federal Home Loan Bank of Atlanta.

Through the Bank, the Company provides a broad range of banking and financial services to those areas surrounding Jasper, Georgia. As its primary market area, the Bank focuses on Pickens, Bartow, Forsyth, Cherokee and north Fulton Counties, Georgia and nearby Dawson, Cobb, Walton and Gilmer Counties, Georgia, which are situated to the north of Atlanta, Georgia. The Bank’s commercial banking operations are primarily retail-oriented and aimed at individuals and small- to medium-sized businesses located within its market area. While the Bank provides most traditional banking services, its principal activities as a community bank are accepting demand and time deposits from and making secured and unsecured consumer loans and commercial loans to its target customers.

INFORMATION ABOUT THE PLAN

1.	What is the Purpose of the Plan?

The Plan is a convenient and economical stock purchase program available for existing investors to increase their holdings and for new investors to make an initial investment in our common stock. Participants in the Plan may have all of their dividends automatically reinvested in our common stock. Participants may also elect to make optional cash investments through the Plan.

Participation in the Plan is voluntary, and we give no advice regarding your decision to join the Plan.

2.	How does this new Plan affect participants in our previous Dividend Reinvestment and Stock Purchase Plan?

This Plan amends and replaces our previous Dividend Reinvestment and Stock Purchase Plan, as described in the prospectus dated December 22, 2000. If you are already a participant in our previous plan, then you automatically will become a participant in this Plan without any further action.

3.	What options are available under the Plan?

If you are currently a shareholder and elect to participate in the Plan, you may have cash dividends on all of your shares of our common stock automatically reinvested in additional shares of our common stock. If you are a new investor, you may make an initial investment through the Plan, subject to a minimum investment of $500 and a maximum investment of $2,500. As a participant in the Plan, you may also make optional cash investments through the Plan, subject to a minimum investment of $50 per month and a maximum investment of $2,500 per month.

4.	Who is eligible to participate in the Plan?

The Plan is presently open to United States residents only, whether or not you currently own shares of our common stock.

5.	How do I enroll in the Plan if I am already a Crescent shareholder?

If you are already a Crescent shareholder of record (that is, if you own shares that are registered in your name, not your bank’s broker’s name), you may join the Plan by completing and returning the enclosed enrollment form to Crescent Bank & Trust Company, the “Plan Administrator.”

6.	I already own shares, but they are held by my bank or broker and registered in “street name.” How can I participate in the Plan?

If your shares of our common stock are registered in the name of a bank, broker or other nominee, you must arrange for that bank, broker or nominee to register at least one share directly in your name in order to be eligible to participate. Once shares are registered in your name, you can enroll in the Plan. Please note that enrollment will only apply to the number of shares registered in your name as it appears on the enrollment form, whether you acquired them before or after you joined the Plan. Shares held by your broker or bank are not eligible to be held in your Plan account.

Alternatively, you may enroll in the Plan in the same manner as someone who is not currently a Crescent shareholder, as described in Question 7.

7.	I am not currently a Crescent shareholder. How do I enroll in the Plan?

If you do not currently own any shares of our common stock and you wish to become a shareholder and a participant in the Plan, you may join the Plan by completing the enclosed enrollment form and returning it, along with your initial investment, to the Plan Administrator. To make your initial investment, you may enclose a check or money order for a minimum of $500 up to a maximum of $2,500, made payable to “Crescent Bank & Trust Company.” Do not send cash.

8.	What enrollment options are available to Crescent employees?

If you are an employee of Crescent or one of its subsidiaries, you can become eligible to participate in the Plan, even if you are not a shareholder of record, by completing the enrollment form that accompanies this prospectus and returning it to the Plan Administrator, together with either (i) a check or money order made payable to “Crescent Bank & Trust Company” for at least $500 or (ii) an authorization for the purchase of shares through voluntary payroll deductions in the amount of at least $25 per pay period. Subject to the $25 minimum per pay period, you can increase, decrease or cease payroll deductions at any time by completing, signing and delivering to the Plan Administrator an employee enrollment and payroll deduction authorization form indicating the changes that you desire. Neither your election to decrease or cease payroll deductions, nor the termination of your employment with Crescent, will affect or terminate your Plan account.

9.	How do I make additional investments?

Once you are enrolled in the Plan, you can make additional cash investments at any time for as little as $50 up to a maximum of $2,500 per month by mailing a check or money order made payable to “Crescent Bank &

Trust Company” to the Plan Administrator, together with a completed transaction request form or optional request form that is included on your Statement of Ownership and Account Activity. A transaction request form will be attached to your regular Plan statement or may be obtained from the Plan Administrator. In addition, we may allow you in the future to purchase additional shares on a regular basis by authorizing automatic withdrawals from your bank account. We will notify you if and when this feature becomes available.

The Plan Administrator will accept payment for initial cash investments and additional investments in United States dollars only. If you send payment to the Plan Administrator for investment in the plan in any currency other than United States dollars, the Plan Administrator will return such funds to you, without interest.

10.	What are the minimum and maximum optional investments permitted under the Plan?

The minimum optional investment permitted under the Plan is $50 for current Plan participants (or $25 for employees if made via payroll deduction). The most you can invest (not including dividends on shares in the Plan) through the Plan in any calendar month is $2,500, subject to a maximum annual optional cash investment of $30,000.

11.	How are the dividends paid on my shares in the plan reinvested?

At this time, all cash dividends paid on shares held in the Plan will be automatically reinvested to purchase additional shares. You cannot direct the reinvestment of cash dividends on fewer than all of your shares in the Plan.

12.	What is the source of our common stock purchased through the Plan?

The Plan Administrator will, at our discretion, purchase shares of our common stock directly from us in the form of newly issued shares of common stock, or purchase shares through “open market” transactions on the Nasdaq Capital Market using an independent agent appointed by us but not affiliated with us or any of our affiliates, in negotiated transactions with persons not affiliated with us or any of our subsidiaries, or any combination of these sources.

13.	When will shares be purchased under the Plan?

The Plan Administrator will generally invest funds from dividends within 30 days of the dividend payment date. The Plan Administrator will invest all initial and optional cash purchases in shares of common stock no later than the last business day of each month. It is the responsibility of the independent agent to determine when and at what prices shares will be bought for the Plan through open market transactions. Accordingly, you will not be able to instruct the independent agent to purchase shares at a specific time or at a specific price. You will not be paid interest pending the investment of your money in additional shares. The Plan Administrator must receive funds at least two (2) business days prior to the monthly date of purchase to ensure shares are purchased for the current month.

14.	At what price will shares be purchased?

For dividend reinvestments, initial investment purchases and optional cash purchases, the purchase price will be the weighted average price per share paid for all shares purchased for the Plan for the relevant purchase date. The independent agent is responsible for determining the timing and pricing of shares to be purchased through open market transactions. The cost basis of shares purchased in the open market will include your purchase price plus the amount of brokerage commissions paid by us or the independent agent on your behalf. The cost basis of newly-issued shares purchased from us will be the average of the Nasdaq Capital Market high and low prices for the shares on the last 10 trading days preceding the purchase date.

15.	Will I be issued certificates for shares purchased through the Plan?

All shares purchased through the Plan will be held by the Plan Administrator and reflected in book-entry form in your account on the records of the Plan Administrator. Ownership in book-entry form means that, while you will have full ownership of your Plan shares, you will not receive a paper stock certificate. Book-entry ownership eliminates the risk and expense of replacing lost or stolen certificates, assures that your shares are always available should you need to deliver them for transfer, and avoids your costs in maintaining a safe deposit box or other place to store your certificates. However, if you prefer to hold your Plan shares in certificated form, you may request certificates as described below.

16.	How are payments with “insufficient funds” handled?

The Plan Administrator will process only those purchases for which it has received good and collected funds. If your check is returned due to insufficient funds or otherwise, the Plan Administrator will not process your request until it receives good and collected funds covering your purchase and the applicable service fee for the returned check.

17.	Will interest be paid on Plan account?

No. Interest will not be paid on Plan accounts or on any amounts held pending investment.

18.	How do I sell shares I hold through the Plan?

If you wish to sell some or all of your shares in the Plan, you should deliver a transaction request form to the Plan Administrator requesting that such shares be withdrawn from the Plan. Within 30 days of the Plan Administrator receiving your withdrawal request, the Plan Administrator will deliver to you a certificate representing your whole shares, together with a check for the value of any fractional shares, based on the then current market price, minus any applicable fees and expenses. With the assistance of a broker, you can then sell your shares. Alternatively, your broker can request your shares be transferred from us to your brokerage account, through the Direct Registration System, for sale.

Upon the termination of your participation in the Plan, whether to sell your shares or otherwise, you will incur a service fee of $10.00. This fee is a termination fee and does not include any broker’s or other fees that you may have to pay if you ultimately elect to have a broker sell your shares.

If we declare a dividend after your request for withdrawal is received by the Plan Administrator, but before the Plan Administrator has withdrawn your shares from the Plan, no additional shares will be purchased for your Plan account. Instead, you will receive a separate dividend check with respect to the shares that you are withdrawing from the Plan.

19.	Can I give or transfer my shares in the Plan to other people?

You may transfer any or all of your shares, whether held in your Plan account or outside the Plan, to the Plan account of any other person by completing a transaction request form and, if the person to whom you are giving shares is not already a Plan participant, an enrollment form, and submitting any other documentation required by the Plan Administrator. Unless you are terminating your own participation in the Plan, you may transfer only whole shares. You may also transfer any whole number of the shares held in your Plan account to any person to be held outside the Plan by completing a transaction request form and submitting any other documentation required by the Plan Administrator.

When you transfer or give your Plan shares to other people, the signatures of all Plan account owners that appear on your completed transaction request form must be Medallion Guaranteed by a participant in the Medallion Guarantee program. Any request to cancel or modify an instruction to transfer shares must be received prior to 2:00 P.M. EST the same day as the instruction to be effective.

20.	Can I pledge my Plan shares?

You may not pledge or assign book-entry shares held in your Plan account.

21.	May I add physical share certificates to my Plan account for safekeeping?

If you hold certificates representing shares of our common stock, whether or not they were acquired through the Plan, you can deposit them in the Plan for dividend reinvestment and safekeeping. The Plan Administrator will reflect the shares represented by those certificates in book-entry form in your Plan account. To deposit certificates into the Plan for safekeeping, send them via registered mail to the Plan Administrator at the address set forth below. A completed transaction request form must accompany your certificate(s), which should not be endorsed. Before mailing your certificates, you should purchase insurance to protect you in the event the certificates are lost or stolen.

22.	How do I obtain certificates for shares held in my Plan account?

You can obtain a physical stock certificate for any or all of the whole shares held in your Plan account in book-entry form at any time for free. No certificates will be issued for fractional shares. To obtain certificates, you must submit a transaction request form to the Plan Administrator. Please allow 30 days for the Plan Administrator to process your request.

23.	Will I have to pay any fees in the Plan?

•	There is no fee to enroll in the Plan.

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You will not be charged any fees or commissions when you reinvest your dividends, purchase or transfer your shares under the Plan, deposit shares in the Plan for safekeeping or obtain certificates for shares held in book-entry form.

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If your check is returned due to nonsufficient funds or otherwise, you will be charged a service fee (currently $27.00). Of course, until the Plan Administrator receives good funds, it will be unable to complete the transaction that you requested.

•	We may change the Plan fees from time to time upon 30 days’ notice to the Plan Administrator.

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Upon the termination of your participation in the Plan, whether to sell your share or otherwise, you will incur a fee of $10.00. This fee is a termination fee and does not include any broker’s or other fees that you may have to pay if you ultimately elect to have a broker sell your shares.

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Under certain circumstances, you may be charged a wire transfer fee of $15.00 for any funds that you request the Plan Administrator to send to you, or that you send to the Plan Administrator, via wire transfer. Your bank may also change your for any wire transfers of money to the Plan Administrator. In addition, you may be charged a processing fee of $10.00 if, for any reason, the Plan Administrator is forced to return, or is otherwise unable to accept, any funds that you deliver for investment in the Plan.

24.	Will I receive regular Plan statements and forms?

Each time that you reinvest dividends or purchase, transfer or withdraw shares through the Plan, you will receive a statement confirming your transaction. Each statement will include an optional request form that will help you make additional investments or withdrawals. You can also obtain a transaction request form from the administrator or from us by request. In addition, each quarter you will receive a quarterly statement that shows you how many shares you own through the Plan and your account activity for the preceding quarter. Each statement that you receive will be cumulative for the then current year, and the last statement that you receive in a given year will serve as your annual statement of Plan activities.

25.	What are the U.S. Federal income tax consequences of my participation in the Plan?

The following is a summary of certain Federal income tax considerations regarding the Plan. This summary is based on current law, is for your general information only and is not tax advice. This discussion assumes that you hold our common stock as a capital asset (i.e., property generally held for investment). This discussion does not purport to deal with all aspects of taxation that may be relevant to you in light of your personal investment circumstances or to certain types of investors who are subject to special treatment under the Federal income tax laws (including insurance companies, partnerships, tax-exempt organizations, financial institutions or broker dealers, foreign corporations and persons who are not citizens or residents of the United States). If you wish to participate in the Plan, you should consult your tax advisor regarding the specific tax consequences (including the Federal, state, local and foreign tax consequences) that may affect you if you participate in the Plan, and of potential changes in applicable tax laws.

The reinvestment of dividends does not relieve you of any income tax which may be payable on such dividends. When your dividends are reinvested to acquire shares (including any fractional share) directly from us, you will generally be treated as having received on the dividend payment date a taxable dividend in an amount equal to the fair market value of our common stock purchased for your account under the Plan with those dividends (the “Fair Market Value”). We intend to treat the Fair Market Value as equal to the average of the high and low prices of our common stock on the Nasdaq Capital Market on the dividend payment date.

When your dividends are reinvested to acquire shares (including any fractional share) purchased in market transactions, you will generally be treated as having received a taxable dividend equal to the amount of cash dividends used to make those purchases, plus the amount of any brokerage fees paid by us in connection with those purchases.

You should be aware that, when we pay brokerage fees on your behalf for shares purchased in market transactions, the taxable income recognized by you as a participant in the Plan will be greater than the taxable income that would have resulted solely from the receipt of the dividend in cash.

Your tax basis in your shares of common stock purchased with reinvested dividends pursuant to the Plan will generally equal the amount of distributions you are treated as receiving (including any brokerage fees paid by us in connection with the purchases), as described above. Your tax basis in your shares acquired with optional cash payments will be the price actually paid by you for such shares. Your holding period for those shares (whether purchased with reinvested dividends or with optional cash payments, including any fractional share) generally will begin on the day after the applicable dividend payment date in the case of shares purchased from us and on the day after the shares are credited to your account in the case of shares purchased in market transactions. Consequently, shares of our common stock purchased at different times will have different holding periods.

You will not realize any income when you receive certificates for whole shares credited to your account under the Plan, either upon withdrawal of those shares from your Plan account or upon termination of the Plan. You will, however, realize gain or loss upon the sale or exchange of shares held in the Plan and, in the case of a fractional share, when you receive a cash payment for a fraction of a share credited to your Plan account. You therefore will recognize capital gain or loss equal to any difference between the amount of cash you receive for the shares or fractional share and your tax basis therein. Such capital gain or loss will be long-term capital gain or loss if your holding period for your shares or fractional share exceeded one year at the time of disposition.

The Plan Administrator will report to you for tax purposes the dividends to be credited to your account as well as any brokerage costs incurred by us on your behalf. Such information will also be furnished to the Internal Revenue Service to the extent required by law.

26.	What communications will I receive from you? How do I vote my shares?

As a Plan participant, you will receive all communications sent to record holders of shares. For any meeting of our shareholders, as long as there are shares in your Plan account on the relevant record date, you can attend, participate in, and vote at the meeting, or you can instruct the Plan Administrator to vote the shares as your proxy. You will receive a proxy that will enable you to vote all of the shares held in your Plan account. This proxy allows you to indicate how you want the shares to be voted. The Plan Administrator will cause those shares to be voted only as you indicate. We may combine our communications to you, as a Plan participant, with all of our other mailings to you and other shareholders residing in your household.

27.	How will share splits and other distributions effect my Plan shares?

If we declare a share split or share dividend, your Plan account will be credited with the appropriate number of additional whole and fractional shares on the payment date. Your additional shares will be entitled to all the rights and privileges provided under the Plan. In the event that we offer any share subscription or other rights to our shareholders, the Plan Administrator will make them available to you with respect to the shares in your Plan account.

28.	How do I withdraw from the Plan?

If you wish to terminate your participation in the Plan and stop reinvesting your dividends, you must deliver a completed transaction request form to the Plan Administrator. Unless you instruct otherwise, the Plan Administrator, within 30 days of its receipt of your completed transaction request form, will have all of the whole shares in your Plan account registered directly in your name and will liquidate any fractional shares based on the sale price of the shares on the date of liquidation. The Plan Administrator will send you a check for the cash value of the fractional shares, minus any applicable fees and expenses and any tax or other withholdings required by law, together with evidence of the shares registered in your name.

If we declare a dividend after your request for withdrawal is received by the administrator, but before the administrator has withdrawn your shares from the Plan, you will receive a separate dividend check with respect to the shares that you are withdrawing from the Plan.

29.	Can my participation in the Plan be terminated?

If you do not maintain at least one whole share in your Plan account, we (or the Plan Administrator) may notify you that we will terminate your account. In the event of such a termination, the administrator will liquidate any fractional shares based on the sale price of the shares on the date of liquidation, and will send you a check for the cash value of the fractional shares, minus any applicable fees, expenses and any tax or other withholdings required by law.

30.	Can the Plan be changed?

We may suspend, modify or terminate the Plan at any time. All participants will receive notice of any such suspension, modification or termination. Amendments may include our appointment of a successor Plan

Administrator, who will have full power and authority to deliver services pursuant to the Plan or any separate replacement service program. If the Plan is terminated, whole shares will continue to be held in book-entry form in your Plan account or distributed in certificate form at our sole discretion. A cash payment will be made for any fractional share.

31.	How is the Plan administered?

The Plan is administered by the Plan Administrator, Crescent Bank & Trust Company. The Plan Administrator keeps records, sends statements and performs other duties relating to the Plan. The Plan Administrator also acts as the depository, transfer agent, registrar and dividend disbursing agent for the shares. We may replace the Plan Administrator, and the Plan Administrator may resign, at any time, in which case we would designate a new Plan Administrator. Purchases and sales of shares under the Plan will generally be made in the open market by the independent agent that is not affiliated with us or any of our subsidiaries.

32.	How do I obtain additional information? How do I contact the Plan Administrator?

For information regarding the Plan, additional forms, help with Plan transactions or answers to your questions, please contact the Plan Administrator at:

Crescent Bank & Trust Company

7 Caring Way

Jasper, Georgia 30143

(678) 454-2266

Facsimile: (678) 454-2282

Attention: Shareholder Services

33.	Am I protected against losses?

Your investment in the Plan is no different from any investment in shares held by you. If you choose to participate in the Plan, then you should recognize that none of us, our subsidiaries and affiliates, nor the Plan Administrator can assure you of a profit or protect you against loss on the shares that you purchase under the Plan. You bear the risk of loss in value and enjoy the benefits of gains with respect to all your shares. You need to make your own independent investment and participation decisions consistent with your situation and needs. None of us, our subsidiaries and affiliates, nor the Plan Administrator can guarantee liquidity in the markets, and the value and marketability of your shares may be adversely affected by market conditions. To this end, it is important that you review and understand the risks an investment in our shares, as described in our public reports and filings.

Plan accounts are not insured by the Securities Investor Protection Corporation. Plan accounts and shares held by the Plan are not savings accounts or deposits and are not insured by the FDIC or any other governmental agency.

Although the Plan provides for the reinvestment of dividends, the declaration and payment of dividends will continue to be determined by our Board of Directors in its discretion. This decision depends on many factors. The amount and timing of dividends may be changed, or the payment of dividends terminated, at any time without notice.

Neither we, nor our subsidiaries, affiliates, or the Plan Administrator will be liable for any act, or for any failure to act, as long as they have made good faith efforts to carry out the terms of the Plan, as described in this prospectus and on the forms that are designed to accompany each investment or activity.

In addition, the purchase price for shares acquired through the Plan will vary and cannot be predicted. The purchase price may be different from (more or less) than the price of acquiring shares on the open market on the related dividend payment date. Your investment in Plan shares will be exposed to changes in market conditions and changes in the market value of the shares. Your ability to sell or otherwise liquidate shares under the Plan is subject to the terms of the Plan and the withdrawal procedures. Also, no interest will be paid on dividends, cash or other funds held by the administrator pending investment.

34.	What other risks will I face through my participation in the Plan?

The following summary identifies some of the risks that you may face by virtue of your participation in the Plan. There may be any number of additional risks that are not listed below, and you should consult your financial, tax, legal and other advisors prior to determining whether to participate in the Plan:

•

There is no price protection for your shares in the Plan. Your investment in the shares held in the Plan will be exposed to changes in market conditions and changes in the market value of the shares. Your ability to liquidate or otherwise dispose of shares under the Plan is subject to the terms of the Plan and the withdrawal procedures thereunder. You may not be able to withdraw or sell your shares in the Plan in time to react to market conditions.

•

You have no control over the share price or timing of the sale or purchase of shares under the Plan. You cannot designate a specific price or date at which to sell or purchase Plan shares. As a result, if you send in an initial or optional cash payment, the market price of our common stock could either increase or decrease before your funds are used to purchase shares. In addition, you will not know the exact number of shares purchased until after the investment date. Similarly, the market price of our common stock could increase or decrease between the time you direct the Plan Administrator to sell Plan shares and when the Plan Administrator executes the sale on your behalf.

•

We may not pay dividends. We may at any time, and from time to time, and for any reason, determine not to pay dividends. In that case, you will not receive any dividends on your shares in the Plan or otherwise.

•	You will not earn any interest on your dividends or cash pending investment. No interest will be paid on dividends, cash or other funds held by the administrator pending investment or disbursement.

•

The market for our common stock is unpredictable, and you should purchase shares for long-term investment only. Although our common stock is currently listed for quotation and traded through the Nasdaq Capital Market, we cannot assure you that there will, at any time in the future, be an active trading market for our common stock. Even if there is an active trading market for our common stock, we cannot assure you that you will be able to sell all your shares at one time or at a profit, if at all. As a result, you should participate in the Plan only if you are capable of, and seeking, to make a long-term investment in our common stock.

USE OF PROCEEDS

Proceeds from any shares of common stock purchased directly from Crescent under the Plan will be available for general corporate purposes. We have no basis for estimating either the number of shares of common stock that will ultimately be purchased directly from us, if any, under the Plan or the prices at which such shares will be sold.

PLAN OF DISTRIBUTION

Except to the extent the Plan Administrator purchases shares of our common stock in open market transactions, we will sell directly to the Plan Administrator the common stock acquired under the Plan. The shares, including shares acquired pursuant to transaction request forms, may be resold in market transactions on any national securities exchange on which shares of our common stock trade or in privately negotiated transactions. Our common stock currently is listed on the Nasdaq Capital Market.

We may sell shares of our common stock through the Plan to persons who, in connection with the resale of the shares, may be considered underwriters. In connection with these types of transactions, compliance with Regulation M under the Exchange Act would be required. We will not give any person any rights or privileges other than those that the person would be entitled to as a participant under the Plan. We will not enter into any agreement with any person regarding the person’s purchase, resale or distribution of shares. Under some circumstances, we may, however, approve requests for optional cash investments in excess of the allowable maximum limitations pursuant to the transaction request forms.

Subject to the availability of shares of our common stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends and optional cash investments. Crescent will be responsible for any fees, commissions or expenses incurred in connection with the Plan. You will have to pay any fees payable in connection with your voluntary sale of shares from your Plan account and/or withdrawal from the Plan as described herein.

LEGAL MATTERS

The legality of the shares of our common stock offered by this prospectus has been passed upon for us by Alston & Bird LLP, Atlanta, Georgia.

EXPERTS

The consolidated financial statements of Crescent Banking Company as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007 have been audited by Dixon Hughes PLLC. The consolidated financial statements are included in Crescent’s Annual Report on Form 10-K for the year ended December 31, 2007, and incorporated by reference in this prospectus. The report of Dixon Hughes PLLC also is incorporated by reference in this prospectus. The consolidated financial statements of Crescent referred to above are incorporated by reference in this prospectus in reliance upon such report and upon the authority of said firm as experts in accounting and auditing. To the extent that Dixon Hughes PLLC audits and reports on consolidated financial statements of Crescent issued at future dates, and consents to the use of their report thereon, such consolidated financial statements also will be incorporated by reference in the registration statement in reliance upon their report and said authority.